Exhibit 99.1

FOR IMMEDIATE RELEASE

June 1, 2010

LIBERTY MEDIA LLC ANNOUNCES EXPIRATION AND FINAL RESULTS OF THE TENDER OFFER FOR ITS 5.70% SENIOR NOTES DUE 2013

ENGLEWOOD, Colorado — Liberty Media LLC (“Liberty”), a wholly-owned subsidiary of Liberty Media Corporation (NASDAQ: LCAPA, LCAPB, LINTA, LINTB, LSTZA, LSTZB), today announced the expiration and final results of the previously announced cash tender offer (the “Tender Offer”) for up to $400 million aggregate principal amount of its outstanding 5.70% Senior Notes due 2013 (CUSIP No. 530718AC9) (the “Notes”).  The Tender Offer expired at 12:00 Midnight, New York City time, on May 28, 2010 (the “Expiration Date”).  The Tender Offer was made pursuant to the Offer to Purchase, dated May 3, 2010 (the “Offer to Purchase”), and the related letter of transmittal.

Based on information provided by the Depositary for the Tender Offer, $520,391,000 in aggregate principal amount of Notes were validly tendered and not withdrawn in the Tender Offer.  Liberty accepted for purchase $409,950,000 in aggregate principal amount of Notes validly tendered and not withdrawn at a purchase price of $1,030 per $1,000 principal amount (the “Total Consideration”), which was determined pursuant to a modified Dutch auction procedure described in the Offer to Purchase.  Holders of $409,054,000 in aggregate principal amount of Notes validly tendered and did not withdraw their Notes on or prior to 5:00 p.m., New York City time, on May 14, 2010 (the “Early Tender Date”), and such Notes were accepted for purchase pursuant to the Tender Offer.  Such holders will receive the Total Consideration, which includes an “Early Tender Payment” of $30.00, for each $1,000 principal amount of Notes so purchased.  Holders of $896,000 in aggregate principal amount of Notes validly tendered their Notes after the Early Tender Date, but prior to the Expiration Date, and such Notes were accepted for purchase pursuant to the Tender Offer.  Such holders will receive the Total Consideration less the Early Tender Payment for each $1,000 principal amount of Notes.

Of the $409,950,000 aggregate principal amount of Notes accepted for purchase, $9,950,000 were accepted in accordance with the securities laws which permits Liberty to purchase up to an additional 2% of outstanding Notes without amending or extending the Tender Offer.  In accordance with the terms of the Tender Offer, all of the Notes tendered at or below the Total Consideration were accepted in the Tender Offer and are not subject to proration.  The aggregate principal amount of Notes that Liberty accepted for purchase represents approximately 51% of the $802,500,000 aggregate principal amount of Notes that were outstanding prior to the expiration of the Tender Offer.

All Notes purchased in the Tender Offer will be retired.  Any Notes that were tendered but not accepted for purchase will be promptly returned to the tendering holders at Liberty’s expense and will remain outstanding.

Liberty will deposit with the Depositary Trust Company on June 2, 2010 the amount of cash necessary to pay for all Notes that are accepted for payment, which payment will include accrued and unpaid interest to, but not including, the date the Notes are purchased.

Additional Information

Liberty Media LLC retained Barclays Capital Inc. to act as the Dealer Manager for the Tender Offer.  Global Bondholder Services Corporation served as the Information Agent and Depositary for the Tender Offer.  Questions regarding the Tender Offer should be directed to Barclays Capital at (800) 438-3242 (toll-free) or (212) 528-7581 (collect).  This press release is for informational purposes only.  This press release is not an offer to purchase or a solicitation of an offer to purchase with respect to any Notes or any other securities.  The Tender Offer was made solely pursuant to the Offer to Purchase and related documents.  The Tender Offer was not made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  In any jurisdiction in which the securities laws or blue sky laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer was deemed to be made on behalf of Liberty Media LLC by the Dealer Manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Liberty Media LLC

Liberty Media LLC is a wholly-owned subsidiary of Liberty Media Corporation, owning interests in a broad range of electronic retailing, media, communications, and entertainment businesses.

Certain statements in this press release may constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Liberty Media LLC and its subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks, uncertainties and other factors include the risks and factors described in the publicly filed documents of Liberty Media Corporation, the parent of Liberty Media LLC, including its most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q.  These forward-looking statements speak only as of the date of this press release.  Liberty Media LLC expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media LLC’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact:

Courtnee Ulrich

Liberty Media LLC

(720) 875-5420